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                                                                      EXHIBIT 21




                      Subsidiaries of Hancock Fabrics, Inc.


                                                    Names Under Which
                               State of             Subsidiary
       Name                    Incorporation        Does Business
       ----                    -------------        -----------------
HF Enterprises, Inc.           Delaware             HF Enterprises

HF Resources, Inc.             Delaware             HF Resources

HF Merchandising, Inc.         Delaware             HF Merchandising

Hancock Fabrics of
 MI, Inc.                      Delaware             Hancock Fabrics of MI